Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Blue Calypso, Inc. and subsidiaries of (i) our audit report dated March 28, 2013, except for Note 2, which is dated October 9, 2013, with respect to the consolidated balance sheets of Blue Calypso, Inc. and subsidiaries (a development stage company, the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years then ended and the period from September 11, 2009 (inception) to December 31, 2012.

/s/ MONTGOMERY COSCIA GREILICH LLP
Plano, Texas
November 22, 2013